Exhibit 10.2

THE CHEFS’ WAREHOUSE, INC.

2012 CASH INCENTIVE PLAN

1. Purpose of the Plan.

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of cash incentive awards to certain officers of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain talented officers and to motivate such officers to manage and grow the Company’s business and to attain the performance goals articulated under the Plan. This Plan shall be administered pursuant to The Chefs’ Warehouse, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Incentive Plan”). Awards hereunder shall be “Performance Awards” as defined in Section 8 of the 2011 Incentive Plan. It is the intention of the Company that all Awards hereunder to Covered Officers shall qualify for the “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Code. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the 2011 Incentive Plan.

2. Definitions.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Award” means a cash-based incentive award granted pursuant to the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d) “Committee” means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(e) “Company” means The Chefs’ Warehouse, Inc., a Delaware corporation, and its Subsidiaries.

(f) “Participant” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(g) “Performance Period” means the Company’s 2012 fiscal year and/or any portion thereof or longer period designated by the Committee.

(h) “Plan” means The Chefs’ Warehouse, Inc. 2012 Cash Incentive Plan.

(i) “Subsidiary” means a direct or indirect wholly-owned subsidiary of the Company.

3. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish performance goals in respect of such Performance Periods and to determine whether such performance goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries, including, but not limited to the Company’s Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, that only the Committee may determine Awards to executive officers.

4. Eligibility and Participation.

The Committee shall determine the executive officers and, upon the recommendation of the Chief Executive Officer, such other persons who shall be Participants for any Performance Period. Participants shall be selected from among the employees of the Company and any of its Subsidiaries. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5. Awards.

(a) Determination of Target Cash Incentive Awards and Participants. At any time ending on or before the 90th calendar day during each Performance Period, the Committee shall designate all Participants and their target cash incentive awards for such Performance Period, and establish one or more performance goals.

(b) Performance Goals. Awards under the Plan shall be conditioned on the attainment of written performance goals which may be corporate and/or individual goals and which shall be consistent with those performance goals set forth in Section 11.2 of the 2011 Incentive Plan. Performance goals shall be recommended by the Chief Executive Officer (other than with respect to his Award) and determined and approved by the Committee for any Performance Periods. The Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Committee shall consider the recommendation of the Chief Executive Officer (other than with respect to his Award) and may consider such other matters as the Committee deems appropriate.

(c) Weighting of Goals. The percentage of any Award payable pursuant to the Plan shall be based on the weights assigned to the applicable performance goal by the Committee.

(d) Target Cash Incentive Awards. The Committee shall determine and specify a target cash incentive award to be payable pursuant to an Award for each Participant.

(e) Amount Payable. The amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the applicable target cash incentive award, the prescribed weighting of the performance goals, and the Committee’s determination of whether and to what extent each applicable performance goal has been met.

(f) Payment. The amount of the Award payable as determined by the Committee for any Performance Period shall be paid to the Participant as soon as practicable following the close of the Performance Period but in no event later than the fifteenth day of the third month following the close of the Performance Period.

(g) Prorated Payment. Participants in the Plan hired after January 1, 2012 will, in the Committee’s discretion, be eligible for a prorated payout at the end of the Performance Period if the performance goals applicable to such Participant are achieved.

(h) Termination of Employment. Any Participant whose employment is terminated for any reason (e.g., voluntary separation or termination due to misconduct) prior to the payout of Awards under the Plan will not be eligible for distribution of Awards under the Plan.

6. Amendments or Termination.

The Committee has the right to amend or terminate this Plan in any manner it may deem appropriate in its discretion at any time, including, but not limited to, the ability to include or exclude any employee or group of employees from participation in the Plan, modify the award tiers or percentages or modify or waive performance goals. Furthermore, this Plan does not, nor should any Participant imply that it shall, create a contractual relationship or rights between the Plan, the Company or any Subsidiary thereof or any employee of the Company or any such Subsidiary.

7. No Right to Employment.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8. Nontransferability of Awards.

An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

9. Offset of Awards.

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant. Notwithstanding the foregoing, to the extent Section 409A of the Code is applicable to any Awards under the Plan, such offset shall only be permitted and made in an amount up to that which is permitted under Section 409A of the Code.

10. Adjustments Upon Certain Events.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

11. Recoupment of Award.

Each Participant agrees that, if the Company shall so request, such Participant shall return to the Company all or a portion of any Awards paid to such Participant pursuant to the Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

12. No Limit on Other Compensation Arrangements.

Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

13. Miscellaneous Provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

14. Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

15. Effectiveness of the Plan.

The Plan shall be effective as of the date of its adoption by the Committee.